SANSWIRE UNVEILS NEW UNMANNED AIRSHIP “ARGUS ONE”

       Newly Designed and Constructed UAV Ready to Fly

KENNEDY SPACE CENTER, FL – March 28, 2011 (Marketwire) - Sanswire Corp. (OTCBB: SNSR), a developer of lighter-than-air unmanned aerial vehicles (UAVs) and related technologies, announced today that it has unveiled the Company’s new UAV  - “Argus One”.  The introduction of Argus One follows the Company’s recent filing of a provisional patent application in the United States for the new airship design and illustrates the uniqueness of the Company’s UAV design. Argus One, named after the Greek God Argus, the all-seeing God with one hundred eyes, was designed to meet certain requirements for intelligence, surveillance and reconnaissance (ISR) applications for the US military and other governmental agencies.  Argus One provides governmental and commercial solutions to a UAV market expected to exceed $62 billion by 2015.

Argus One is a lighter-than-air (LTA) UAV designed to fly over areas of interest for extended durations carrying various payloads designed to allow for ISR, communications and other applications.  Argus One has low acquisition, maintenance and operational costs compared to heavier-than-air UAVs currently in operation.  The design and construction of Argus One follows years of research and development by the Company of alternative LTA technologies and solutions and combines innovative approaches to LTA technology proprietary to Sanswire. Argus One is Sanswire’s initial LTA UAV equipped with the Company’s newly developed, proprietary stabilization system that autonomously controls the level of rigidity of the airship in flight.  This airship design significantly differs from many of the LTA platforms that have been in operation for over a century.

Argus One was specifically developed by Sanswire using US developed technologies that take full advantage of the microelectronics and command and control technologies protected under the International Traffic in Arms Regulations (ITAR) for potential US Government and approved commercial customers. The Company is also refocusing its efforts on establishing relationships with research and development and flight facilities in the US for development of the Argus line of airships.

As part of this refocused business strategy, the Company has entered into a Settlement Agreement with TAO Technologies that, among other things, terminates all existing agreements between the parties and provides for the dissolution of the Sanswire-TAO joint venture.  As part of the Settlement Agreement, TAO is entitled to retain all consideration previously paid to it and the debt owing by the Company under the prior agreements of approximately $2.5 million has been discharged. The Company is currently in discussions with TAO to develop a mutually beneficial relationship for future efforts. The Company plans to continue to review all outstanding debts on its balance sheet as part of an ongoing initiative to reduce the Company’s liabilities and strengthen its balance sheet.

Sanswire Chairman Michael K. Clark stated “The unveiling of Argus One represents a key milestone for the Company and brings us another step closer to commercial production of our airships.”

Sanswire CEO Glenn Estrella, added “Argus One is the airship we believe can address and help with many of the ISR and communications challenges facing the world today, both domestic and abroad.  We look forward to demonstrating and proving Argus One’s capabilities and potential.”

Argus One was developed for Sanswire under contract by Eastcor Engineering, a US Department of Defense prime contractor, specializing in high technology engineering products and services. Sanswire and Eastcor continue to work together on Argus One and other technologies at the Company’s hangar facility located on the grounds of the Easton Airport in Easton, MD where the Argus One is currently housed.

Caption: Sanswire Unveils Argus One UAV

About Sanswire Corp.

Sanswire Corp. (OTCBB: SNSR) is a developer of autonomous, lighter-than-air UAVs capable of carrying payloads that provide persistent security solutions at low, mid, and high altitudes.  Sanswire’s airships are designed for use by government-related and commercial entities that require real-time intelligence, surveillance, and reconnaissance support for military, homeland defense, border and maritime missions.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding whether or not a patent will issue from its provisional patent application, whether the Company’s products satisfy customer requirements or can address world challenges, the ability of the Company to capture market share, the Company’s future relationship with TAO, the Company’s ability to reduce its outstanding debt or strengthen its balance sheet, the Company's ability to execute its business plan, achieve commercial success or growth in its business, or accomplish its strategic goals, the capabilities and advantages of the Company's technology and products, the outcome of any development efforts and/or testing of the Company's products, or the Company's efforts to resolve historic issues or settle any pending or threatened litigation. The words "forecast," "project," "intend," "expect," "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company's previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:	Sanswire Corp.
321-452-3545

Barbara Johnson
investors@sanswire.com